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                                                                   NEWS RELEASE
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For Release: January 6, 1994

Contact: Robert W. Murray
         310/444-7250




MAGNETEK ANNOUNCES RESTRUCTURING PLAN

     o PROGRAM WILL FOCUS COMPANY ON ENERGY-SAVING PRODUCTS
     o PROCEEDS FROM DIVESTITURES WILL BE USED TO CUT DEBT
     o RESTRUCTURING CHARGE WILL RESULT IN 2ND QUARTER LOSS
     o 3RD QUARTER RETURN TO PROFITABILITY EXPECTED

Los Angeles, January 6, 1994 -- The Board of Directors of MagneTek, Inc. (NYSE,
MAG) has approved a restructuring plan designed to divest non-core businesses and reduce debt, resulting in a financially strong company that is well positioned in the rapidly growing marketplace for energy-efficient electrical equipment.

                            FOCUS ON CORE BUSINESSES

     Expected to be completed by the end of calendar 1994, the restructuring plan will simplify the Company's product mix and marketing channels, allowing it to focus all of its management and development resources on its major lines of business. They are: LIGHTING PRODUCTS, ELECTRIC MOTORS AND GENERATORS, ADJUSTABLE SPEED DRIVES, DISTRIBUTION TRANSFORMERS AND COMMERCIAL POWER SUPPLIES.

     Completion of the plan will result in an electrical equipment company with premium product lines designed to save energy or improve power quality. Due to environmental as well as economic considerations, market demand for such products is growing rapidly and on a global scale.

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                             DIVESTITURE CANDIDATES

     Six business groups accounting for approximately 29 percent of the Company's fiscal 1993 revenues of $1.5 billion, are candidates for divestiture. They are:

     o ELECTRICAL SERVICES GROUP, including a high-voltage electric coil manufacturing plant and 16 service centers in North America, as well as a field service unit in Europe, engaged in the renovation of electro-mechanical equipment.

     o UTILITY AND POWER PRODUCTS GROUP, including two large factories manufacturing medium-power transformers up to 100 MVA (Megawatts) and large custom motors up to 10,000 hp.

     o COMPONENT TRANSFORMER AND CONVERTER GROUP, consisting of three manufacturing facilities, two in the U.S. and one in Europe, which produce 0.1 to 2,000-watt transformers and AC-DC power converters.

     o POWER TECHNOLOGY SYSTEMS GROUP, including four facilities in the U.S. and two in Europe which build and service uninterruptible power supplies, military power converters and airport ground support systems.

     o CONTROLS GROUP, consisting of three U.S. sites manufacturing motion, position and pressure transducers, liquid level controls, industrial brakes and cable carriers.

     o INSULATION GROUP, including four North American locations that fabricate and distribute fiberglass tape and other electrical insulation products.

     According to Andrew G. Galef, MagneTek's Chairman and CEO, all

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of these business groups are profitable, commanding substantial shares of their respective markets. They will be accounted for as continuing operations until sold, and are expected to be sold in transactions favorable to MagneTek and the on-going development of the respective businesses.

     MagneTek has engaged an investment banking firm to assist in the implementation of its restructuring plan.

                                 DEBT REDUCTION

     MagneTek's restructuring plan also contemplates a reduction in the Company's leverage. Proceeds from divestitures, coupled with working capital reductions and cost-cutting measures, are expected to generate substantial positive cash flows which will be used to pay down debt. In addition, conversion of the Company's 8-percent Convertible Subordinated Notes, callable in September, 1994, would shift $75 million from debt to equity.

     In accordance with generally accepted accounting principles, MagneTek must recognize any anticipated losses on divestitures immediately, but cannot reflect anticipated gains on divestitures until the sales are consummated. Therefore, the Company will record a one-time restructuring charge covering anticipated losses on the divestiture of operations whose sale prices are not expected to equal or exceed book value, as well as certain costs related to utilization and consolidation of facilities and inventories.

                                 EARNINGS EFFECT

     The restructuring charge, which is not expected to exceed $60 million, is being included in the Company's second fiscal quarter,

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ended December 31, 1993, results of which will be announced later this month.
Consequently, MagneTek will report a material loss for the quarter, since any gains on divestitures can only be reflected when and if they are realized. The gains currently anticipated by MagneTek, if realized, would exceed the second-quarter restructuring charge, providing an overall net gain for the Company.

     According to Mr. Galef, the Company expects to return to profitability in the current (third) fiscal quarter and to achieve steady improvements in operating results thereafter.

     MagneTek is a leading manufacturer of Energy Engineered-TM- electrical equipment employing 15,000 people. Listed on the New York Stock Exchange, the Company reported sales of $1.5 billion for the fiscal year ended June 30, 1993.

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